Exhibit 23.2

KPMG LLP
Suite 1900
111 Congress Avenue
Austin, TX 78701-4091

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated May 29, 2024, with respect to the consolidated financial statements of Thermon Group Holdings, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Austin, Texas

August 23, 2024